EXHIBIT 99.1

Aastrom Biosciences Reports Third-Quarter and Nine-Month 2013 Financial Results

Conference Call November 12, 2013 at 4:30 PM Eastern Time

ANN ARBOR, Mich., November 12, 2013 (GLOBE NEWSWIRE) — Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, today reported financial results for the quarter and nine months ended September 30, 2013.

Aastrom reported a net loss for the quarter and nine months ended September 30, 2013 of $2.3 million, or $0.06 per share, and $12.7 million, or $0.33 per share, respectively, compared to $6.0 million, or $0.17 per share, and $22.8 million, or $0.63 per share, for the same periods a year ago.  The substantial decrease in net loss from the prior year is primarily due to decreases in research and development and general and administrative expenses and the non-cash change in the fair value of warrants.

Research and development expenses for the quarter and nine months ended September 30, 2013 were $2.6 million and $11.8 million, respectively, versus $6.1 million and $20.0 million for the same periods a year ago.  The decrease is due to a reduction in clinical trial expenses due to stopping enrollment in the REVIVE clinical trial, the execution of a corporate restructuring that substantially reduced headcount and operating expenses, and the reversal of non-cash stock compensation expenses due to the forfeiture of stock options.

General and administrative expenses for the quarter and nine months ended September 30, 2013 were $1.1 million and $4.3 million, respectively, compared to $2.1 million and $6.1 million for the same periods a year ago.  The decrease is due to the reduction of operating expenses resulting from the corporate restructuring and the reversal of non-cash stock compensation expenses related to the forfeiture of stock options.

Other income for the quarter and nine months ended September 30, 2013 was $1.4 million and $3.3 million, respectively, compared to $2.3 million and $3.3 million for the same periods a year ago.  The change in value was primarily due to the decline in our stock price, the adjustment to fair value due to the exercise of warrants in September 2013, the reduction in the December 2010 warrants outstanding and the reduction in the time to maturity for the warrants.

As of September 30, 2013, the company had $10.8 million in cash and cash equivalents, compared to $13.6 million in cash and cash equivalents at December 31, 2012.  For the quarter and nine months ended September 30, 2013, cash used for operations was $4.1 million and $15.6 million, respectively.

Recent Business Highlights

During and since the third quarter of 2013, the company has:

•                  completed a public offering of common stock and warrants that raised approximately $9 million in gross proceeds before commissions and offering expenses;

•                  amended the Series B preferred stock agreement with Eastern Capital Limited, which substantially increased shareholders’ equity by approximately $42.9 million;

•                  completed a reverse split of Aastrom’s common stock, enabling the company to regain compliance with the NASDAQ minimum bid price requirement;

•                  continued site activation and enrollment of patients in the Phase 2b ixCELL-DCM clinical study of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy (DCM);

•                  received Health Canada approval of the company’s clinical trial application to initiate the ongoing Phase 2b ixCELL-DCM clinical trial in Canada;

•                  continued to support clinical evaluation of ixmyelocel-T at the University of Michigan for patients with craniofacial defects undergoing reconstructive surgery;

•                  published results from two separate preclinical research studies of ixmyelocel-T in the peer-reviewed journal Stem Cell Research & Therapy; and,

•                  appointed Heidi Hagen, global chief operating officer at Sotio LLC, to the Aastrom Board of Directors.

“With the completion of our corporate and financial restructuring and our recent public offering and related financial initiatives, we are well positioned to advance our ongoing clinical and preclinical programs for ixmyelocel-T and to pursue promising new clinical and business opportunities,” said Nick Colangelo, president and chief executive officer of Aastrom.  “We are working diligently to advance our development programs, expand our product portfolio and clinical initiatives, and create significant value for shareholders going forward.”

Conference Call Information

Aastrom’s management will host a conference call to discuss these results on Tuesday, November 12, 2013 at 4:30 p.m. Eastern time.  Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173 and use conference ID 99005313.  The call will be available live in the Investors section of Aastrom’s website at http://investors.aastrom.com/investors.cfm.  A replay of the call will be available until November 16, 2013 by calling (855) 859-2056, or from outside the U.S. at (404) 537-3406 and using conference ID 99005313.  The webcast will also be available after the live event at http://investors.aastrom.com/events.cfm until November 12, 2014.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases.  The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy.  For more information, please visit Aastrom’s website at www.aastrom.com.

The Aastrom Biosciences, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3663

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the offering described herein, Aastrom’s intended use of proceeds in connection with the offering, clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Registration Statement on Form S-1 described above, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

AASTROM BIOSCIENCES, INC.

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	September 30,
	2012	2013
ASSETS
Cash and cash equivalents	$13,638	$10,816
Other current assets	352	545
Property and equipment, net	1,188	841
Total assets	$15,178	$12,202

LIABILITIES CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Warrant liabilities	$1,995	$4,025
Other current liabilities	3,664	3,227
Long-term debt	6	—
Series B-1 non-voting convertible preferred stock	3,923	—
Series B-2 voting convertible preferred stock	37,690	—
Shareholders’ equity (deficit)	(32,100)	4,950
Total liabilities, convertible preferred stock and shareholders’ equity (deficit)	$15,178	$12,202

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013

REVENUES	$—	$—	$2	$11

COSTS AND EXPENSES
Cost of product sales and rentals	—	—	2	3
Research and development	6,147	2,575	20,012	11,789
Selling, general and administrative	2,138	1,066	6,131	4,259
Total costs and expenses	8,285	3,641	26,145	16,051

LOSS FROM OPERATIONS	(8,285)	(3,641)	(26,143)	(16,040)

OTHER INCOME
Decrease in fair value of warrants	2,241	1,367	3,289	3,331
Other income, net	10	1	30	3
Total other income	2,251	1,368	3,319	3,334

NET LOSS	$(6,034)	$(2,273)	$(22,824)	$(12,706)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS (Basic and Diluted)	$(0.17)	$(0.06)	$(0.63)	$(0.33)

Weighted average number of common shares outstanding (Basic and Diluted)	43,336	60,847	40,331	50,517